    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 24, 2000
                                                      REGISTRATION NO. 333-92059
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                            ------------------------

                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        BPI PACKAGING TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)
                           --------------------------

           DELAWARE                        3081                  04-2997486
  (State or jurisdiction of          (Primary Standard        (I.R.S. Employer
incorporation or organization)          Industrial           Identification No.)
                                Classification Code Number)

                              455 SOMERSET AVENUE
                       NORTH DIGHTON, MASSACHUSETTS 02764
                                 (508) 824-8636
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               JAMES F. KOEHLINGER
                         ACTING CHIEF OPERATING OFFICER
                              455 SOMERSET AVENUE
                       NORTH DIGHTON, MASSACHUSETTS 02764
                                 (508) 824-8636
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH COPIES TO:
                             DON S. HERSHMAN, ESQ.
                             BETH M. GOTTLIEB, ESQ.
                                 HOLLEB & COFF
                                 55 EAST MONROE
                                   SUITE 4000
                            CHICAGO, ILLINOIS 60603

        Approximate date of commencement of proposed sale to the public:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SUPPLEMENT
                           DATED FEBRUARY 24, 2000
                TO THE PROSPECTUS FOR THE RIGHTS OFFERING
                           DATED JANUARY 28, 2000
                  OF BPI PACKAGING TECHNOLOGIES, INC.

     This Supplement is provided for the purpose of supplementing our prospectus dated January 28, 2000 and all other documents distributed to you in connection with the rights offering, and must be read in conjunction with both the prospectus and such other documents. This Supplement updates certain information in the sections of the prospectus entitled "Business," "Management" and "The Rights Offering," and substantially similar language contained in such other documents.

                            THE RIGHTS OFFERING

EXPIRATION DATE

     Our Board of Directors determined that it is in your best interests to extend the term of the rights offering from March 7, 2000 to March 17, 2000.

     All other descriptions, terms and conditions of the rights offering contained in the prospectus and all other documents distributed to you in connection with the rights offering remain unchanged in all other respects.

                                BUSINESS

MANUFACTURING

     Since June 1999, our production department had been operating 24 hours a day, seven days a week, with four shifts. Due to increased resin prices, a declination in our commodity T-shirt bag prices and normal seasonal declination in demand for our proprietary bag products, certain elements of our production department will begin operating on a three shift, five days a week schedule.

     This section of the prospectus remains unchanged in all other respects.

                               MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Hanspeter Schulz resigned as our President and as a member of our Board of Directors and our Executive Committee on February 22, 2000 to pursue personal interests. Dr. Schulz will serve us as a consultant.

     Our Board of Directors promoted James F. Koehlinger, our Chief Financial Officer and Treasurer, to the position of acting Chief Operating Officer. In such capacity, Mr. Koehlinger will manage our day-to-day operations. In addition, our Board of Directors' Executive Committee has formed an office of the President to which Mr. Koehlinger will report, and which will coordinate the search for a new president.

     This section of the prospectus remains unchanged in all other respects.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is a statement of our expenses incurred in the issuance and distribution of the shares of common stock, other then underwriting discounts. All amounts are estimated except the SEC registration fee.

SEC registration fee........................................  $   200
Subscription Agent fees.....................................  $15,000
Printing and Engraving expenses.............................  $25,000
Legal fees and expenses.....................................  $25,000
Accounting fees and expenses................................  $ 6,000
Blue Sky fees and expenses (including legal fees)...........  $15,000
Miscellaneous...............................................  $ 3,800
                                                              -------
  TOTAL.....................................................  $90,000
                                                              =======

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Delaware General Corporation Law, Section 102(b)(7), allows a corporation, in its original Certificate of Incorporation or in a later amendment, validly approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination of liability will not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which is deemed illegal or obtaining an improper personal benefit. Our Certificate of Incorporation includes the following language:

    To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability
    (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
    Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

    Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the company, and, with respect to any criminal action, he had reasonable cause to believe his conduct was not unlawful. Our By-laws include the following provision:

    A reference is made to Section 145 and any other relevant provisions of the General Corporation Law of the State of Delaware. Particular reference is made to the class of persons, hereinafter called Indemnitees, who may be indemnified by a Delaware corporation pursuant to the provisions of such
    Section 145, namely, any person, or the heirs, executors, or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Corporation shall, and is hereby obligated to, indemnify the Indemnitees, and each of them, in each and every situation where the Corporation is obligated to make such indemnification pursuant to the aforesaid statutory provisions, the Corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, before making such indemnification, with respect to any situation covered under this sentence, (i) the Corporation shall promptly make or cause to be made, by any of the methods referred to in Subsection (d) of such Section 145, a determination as to whether each Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and (ii) that no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    In the past three years, we have made the following sales of unregistered securities pursuant to exemptions from the registration requirements of the Securities Act of 1933.

    In July 1997, we sold 2,100,902 shares of common stock at a price of $1.00 per share in a best-efforts private placement offering with total net proceeds of $2,100,902. Shares of common stock were sold in a single offering under Regulation D and Regulation S of the Securities Act. Under Regulation D, we sold 850,902 shares of common stock only to accredited investors as defined in Regulation D. Under Regulation S, we sold 1,250,000 shares of common stock outside the United States to non-U.S investors.

    In October 1997, we sold 1,796,000 shares of common stock at a price of $1.05 per share in a best-efforts private placement offering with total net proceeds of $1,885,800. Shares of common stock were sold in a single offering under Regulation D and Regulation S of the Securities Act. Under Regulation D, we sold 400,000 shares of common stock only to accredited investors as defined in Regulation D. Under Regulation S, we sold 1,396,000 shares of common stock outside the United States to non-U.S. investors.

    In December 1997, we sold 1,094,223 shares of common stock in a private placement offering of restricted securities with total net proceeds of $1,004,800. The price per share for 88,889 of the shares was $1.125 per share and the remaining shares were sold at $0.90 per share. Warrants exercisable for a minimum of 10,000 shares at $1.08 per share were sold in this offering. Under Regulation D, we sold 222,223 shares of common stock only to accredited investors as defined in Regulation D. Under Regulation S, we sold 872,000 shares of common stock outside the United States to non-U.S. investors.

    In June 1998, we completed an offering of private placement units. Each unit consisted of 100,000 shares of common stock and a three-year warrant to purchase 100,000 shares of common stock at $1.25 per share. However, if we announce the receipt of a contract for the purchase of goods or services resulting in revenues of $5,000,000 or more, then the purchase price will be reduced to $1.05 per share for 15 days after the announcement. The offering price was $90,000 per unit and the net proceeds from the offering were $1,485,000. Under
Regulation D, we sold 1,050,000 shares of common stock only to accredited investors as defined in Regulation D. Under Regulation S, we sold 600,000 shares of common stock outside the United States to non-U.S. investors.

    In each of the above offerings:

    - the issuances of the securities were deemed to be exempt from registration under Section 4(2) and Regulation D of the Securities Act as transactions by an issuer not involving any public offering;

    - the sale proceeds were used as part of our working capital;

    - we promised to use our best efforts to file with the SEC a registration statement on Form S-1 or S-3 relating to the shares in each offering; and

    - the securities sold under Regulation D were registered under the Securities Act on October 28, 1999.

    In January 1999, we completed a private placement offering under Regulation D to DGJ, an accredited investor as defined in Regulation D, with total gross proceeds of $3,200,200. We sold 1,629,930 shares of our Series C preferred stock for $100, we issued warrants exercisable for 80,000,000 shares of our common stock at $0.04 per share for $100 and we executed a promissory note in favor of DGJ in the principal amount of $3,200,000.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 3        Certificate of Incorporation of the Company, as amended(6).

 3.1      By-laws of the Company, as amended(6).

 3.2 Certificate of Amendment to the Certificate of Incorporation(17).

 4        Form of Certificate of Designation of Series A Convertible
          Preferred Stock, as amended(2).

 4.1      Form of Amended Certificate of Designation for Series B
          Convertible Preferred Stock(2).

 4.2      Specimen Series A Convertible Preferred Stock
          Certificate(2).

 4.3      Form of Common Stock Purchase Warrant(13).

 4.4      Certificate of Designation of Series C Preferred Stock(13).

 4.5 Pledge Agreement, dated as of January 27, 1999, between DGJ and C. Jill Beresford(13).

 4.6      Common Stock Purchase Warrant issued by the Company to
          Global Financial Services, Inc.(14).

 4.7      Common Stock Purchase Warrant issued by the Company to DGJ,
          L.L.C.(14).

 4.8      Common Stock Purchase Warrant issued by the Company to
          Brantrock(14).

 5.1      Opinion of Holleb & Coff(18).

10**      1990 Stock Option Plan(1).

10.1**    Form of Employment Agreement of Dennis N. Caulfield(3).

10.2**    Form of Employment Agreement of C. Jill Beresford(3).

10.3**    Form of Employment Agreement of Alex F. Vaicunas(3).

10.4**    1993 Stock Option Plan(3).

10.5 Stock Exchange Agreement by and between the Company and Ronald V. Caulfield(4).

10.6**    Employment Agreement of Ronald V. Caulfield(4).

10.7      Agreement for Purchase and Sale of Assets, dated June 23,
          1995, by and among Market Media, Inc., Floor Focus
          Media, Inc. and Carmen N. Fasula(5).

10.8      Amendment to Promissory Note of Dennis N. Caulfield(7).

10.9      Lease for Premises at 455-473 Somerset Ave., North Dighton,
          Massachusetts(7).

10.10**   1996 Stock Option Plan(8).

10.11     Loan and Security Agreement by and among the Company, RC
          America, Inc. and Foothill Capital Corporation(9).

10.12     Secured Promissory Note from the Company and RC America to
          Foothill(9).

10.13 Pledge and Security Agreement by and between the Company and Foothill(9).

10.14     Continuing Guaranty of Market Media, Inc(9).

10.15     Continuing Guarantee of BPI Packaging (UK) Limited(9).

10.16     Security Agreement by and between Market Media, Inc. and
          Foothill(9).

10.17 Security Agreement by and between BPI Packaging (UK) Limited and Foothill(9).

10.18*    Settlement Agreement by and between the Company and Mobil
          Oil Corporation, dated December 10, 1996(9).

10.19     Loan and Security Agreement by and among the Company, RC
          America, Inc. and Foothill Capital Corporation(10).

10.20     Secured Promissory Note from the Company and RC
          America, Inc. to Foothill(10).

10.21 Pledge and Security Agreement by and between the Company and Foothill(10).

10.22     Continuing Guarantee of Market Media, Inc(10).

10.23     Continuing Guarantee of BPI Packaging (UK) Limited(10).

10.24     Security Agreement by and between Market Media, Inc. and
          Foothill(10).

10.25 Security Agreement by and between BPI Packaging (UK) Limited and Foothill(10).

10.26*    Settlement Agreement by and between the Company and Mobil
          Oil Corporation, dated December 10, 1996(10).

10.27     Invoice Purchase and Sale Agreement, dated August 19,
          1998(12).

10.28     Joint Filing Agreement(13).

10.29 Securities Purchase Agreement, dated as of January 27, 1999, between the Company and DGJ(13).

10.30 Agreement, dated January 27, 1999, among DGJ, Ivan J. Hughes and C. Jill Beresford(13).

10.31 Closing Agreement, dated as of January 27, 1999, by and among the Company, DGJ, and C. Jill Beresford(13).

10.32     Securities Purchase Agreement between the Company and
          DGJ(14).

10.33     Factoring Agreement between the Company and Franklin Capital
          Corporation(14).

10.34     Revolving Note issued by the Company to Franklin(14).

10.35     Security Agreement between the Company and Franklin(14).

10.36     Employment Agreement between the Company and C. Jill
          Beresford(14).

10.37     Employment Agreement between the Company and James
          Koehlinger(14).

10.38     Employment Agreement between the Company and Richard H.
          Nurse, Ph.D(14).

10.39     Employment Agreement between the Company and Hanspeter
          Schulz, Ph.D(14).

10.40     Consulting Agreement between the Company and Ivan J.
          Hughes(14).

10.41     Employment Agreement between the Company and Peter W.
          Blackett(15).

10.42     Loan and Security Agreement between the Company and LaSalle
          Business Credit, Inc., dated as of August 19, 1999(17).

10.43     Revolving Note from the Company to LaSalle, dated
          August 19, 1999(17).

10.44     Intercreditor Agreement between DGJ and LaSalle, dated
          August 19, 1999(17).

10.45 Amended and Restated Promissory Note issued by the Company to DGJ, dated August 19, 1999(17).

10.46     Amended and Restated Equipment Lease between the Company and
          DGJ(17).

16        Letter from PricewaterhouseCoopers LLP to the Securities and
          Exchange Commission(11).

21        Subsidiaries of the Company(4).

23.1      Consent of Livingston & Haynes, P.C., Independent
          Accountants(18).

23.2      Consent of PricewaterhouseCoopers LLP, Independent
          Accountants(18).

24.1 Powers of Attorney (contained in the signature pages hereto).

27        Financial Data Schedule (16).

99        Press Release, dated July 7, 1998(11).

99.1      Press Release, dated January 28, 1999(14).

99.2      Form of Subscription Certificate(18).

99.3      Form of Notice of Guaranteed Delivery for Subscription
          Certificate(18).

99.4 Form of Subscription Agent Agreement by and between the Company and American Stock Transfer and Trust Company, as
          Subscription Agent(18).

99.5      Form of letter to stockholders from the Company(18).

99.6 Form of letter to brokers, dealers, commercial banks, trust companies and other nominees from American Stock Transfer and Trust Company(18).

99.7 Form of letter to clients of brokers, dealers, commercial banks, trust companies and other nominees(18).

99.8      Nominee Holder Oversubscription Exercise Form(18).

99.9      Press Release, dated February 23, 2000 (19).

------------------------

 (1) Incorporated by reference from our Form S-18 Registration Statement (No. 33-36142-B) declared effective by the SEC on October 3, 1990.

 (2) Incorporated by reference from our Form S-1 Registration Statement (No. 33-39463) declared effective by the SEC on June 13, 1991.

 (3) Incorporated by reference from our Form S-1 Registration Statement (No. 33-39463) declared effective by the SEC on June 13, 1991.

 (4) Incorporated by reference from our Annual Report on Form 10-K and amendment thereto initially filed with the SEC on June 10, 1994.

 (5) Incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended August 25, 1995 and filed with the SEC on October 6, 1995.

 (6) Incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended November 24, 1995 and filed with the SEC on January 8, 1996.

 (7) Incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended February 23, 1996 and filed with the Commission on June 7, 1996.

 (8) Incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended August 23, 1996 and filed with the SEC on October 15, 1996.

 (9) Incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended November 22, 1996 and filed with the SEC on January 7, 1997.

 (10) Incorporated by reference from of our Annual Report on Form 10-K for the 10 month period ended December 31, 1997 and filed with the SEC on May 27, 1998.

 (11) Incorporated by reference from our Current Report on Form 8-K with the SEC on July 14, 1998.

 (12) Incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 and filed with the SEC on November 16, 1998.

 (13) Incorporated by reference from our Schedule 13D filed with the SEC on February 2, 1999.

 (14) Incorporated by reference from our Current Report on Form 8-K, dated January 27, 1999, and filed with the SEC on February 11, 1999.

 (15) Incorporated by reference from our Current Report on Form 8-K, dated March 31, 1999, and filed with the SEC on March 31, 1999.

 (16) Incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 1998 and filed with the SEC on March 31, 1999.

 (17) Incorporated by reference from our Form S-1 Registration Statement (No. 333-89137) declared effective by the SEC on October 28, 1999.

 (18) Incorporated by reference from our Form S-1 Registration Statement (No. 333-92059) declared effective by the SEC on January 28, 2000.

 (19) Incorporated by reference from our Current Report on Form 8-K, dated February 22, 2000, and filed with the SEC on February 23, 2000.

   * Certain formation withheld and filed separately with the SEC pursuant to a request for confidential treatment.

  ** These exhibits relate to executive compensation plans and arrangements.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    - To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

    - To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

    - To reflect in the prospectus any facts or events arising after the effective date of the registration statement or its most recent post-effective amendment which, individually or in the aggregate represent a fundamental change in the information set forth in the registration statement. However, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    - That, for the purposes of determining any liability under the Securities Act, each post-effective amendment will be deemed to be a new registration statement relating to the securities offered in the amendment, and the offering of the securities at that time will be deemed to be a initial bona fide offering.

    - To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

    - To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to securityholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide the required interim financial information.

    - That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by referenced in the registration statement relating to the securities offered in the registration statement, and the offering of this securities at that time will be deemed to be the initial bona fide offering of the securities.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of Form S-1 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of North Dighton, Commonwealth of Massachusetts, on February 24, 2000.

                                BPI PACKAGING TECHNOLOGIES, INC.

                                By:            /s/ IVAN J. HUGHES
                                     -----------------------------------------
                                                 Ivan J. Hughes
                                        CHAIRMAN OF THE BOARD OF DIRECTORS

                                             /s/ JAMES F. KOEHLINGER
                                     -----------------------------------------
                                               James F. Koehlinger
                                        Acting Chief Operating Officer and
                                             Chief Financial Offcier

                                             /s/ GARY R. EDIDIN
                                     -----------------------------------------
                                                 Gary R. Edidin
                                                   Director

                                             /s/ BRUCE M. FLEISHER
                                     -----------------------------------------
                                               Bruce M. Fleisher
                                                   Director

                                             /s/ ALLEN S. GERRARD
                                     -----------------------------------------
                                                Allen S. Gerrard
                                                    Director

                                             /s/ THEODORE L. KOENIG
                                     -----------------------------------------
                                                Theodore L. Koenig
                                                    Director

                                             /s/ DAVID N. LAUX
                                     -----------------------------------------
                                               David N. Laux
                                                 Director

                               POWERS OF ATTORNEY

    Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No.1 to Form S-1 relating to common stock has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Ivan J. Hughes to file one or more amendments, including additional post-effective amendments to this Registration Statement, which amendments may make changes as any of the following persons deem appropriate, and each person, individually and in each capacity stated below, hereby appoints Mr. Hughes as attorney-in-fact to execute in his name and on his behalf any amendments to the Registration Statement.

                        NAME                                    CAPACITY                   DATE
                        ----                                    --------                   ----
                 /s/ IVAN J. HUGHES
     -------------------------------------------       Chairman of the Board of      February 24, 2000
                   Ivan J. Hughes                        Directors

               /s/ JAMES F. KOEHLINGER
     -------------------------------------------       Acting Chief Operating        February 24, 2000
                 James F. Koehlinger                     Officer and Chief
                                                         Financial Officer

                 /s/ GARY R. EDIDIN
     -------------------------------------------       Director                      February 24, 2000
                   Gary R. Edidin

                /s/ BRUCE M. FLEISHER
     -------------------------------------------       Director                      February 24 2000
                  Bruce M. Fleisher

                /s/ ALLEN S. GERRARD
     -------------------------------------------       Director                      February 24, 2000
                  Allen S. Gerrard

               /s/ THEODORE L. KOENIG
     -------------------------------------------       Director                      February 24, 2000
                 Theodore L. Koenig

                  /s/ DAVID N. LAUX
     -------------------------------------------       Director                      February 24, 2000
                    David N. Laux